EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 12, 2021

/s/ Kelvin Koo
CRCM LLC,
On its own behalf and
as the General Partner of
CRCM LP,
as the Investment Manager of
CRCM Institutional Master Fund (BVI), Limited and manager of CRCM RENN, LLC
By: Kelvin Koo, Attorney-in-Fact for Chun R. Ding, Member

/s/ Kelvin Koo
By: Kelvin Koo, Attorney-in-Fact for Chun R. Ding